SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))

(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                              Kuhlman Corporation
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                           (KUHLMAN CORPORATION LOGO)




                              KUHLMAN CORPORATION

                           3 Skidaway Village Square
                            Savannah, Georgia 31411



                                                                 March 25, 1998

DEAR STOCKHOLDER:

     You are cordially invited to attend the annual meeting of stockholders of Kuhlman Corporation ("Kuhlman") to be held at the Hyatt Regency Savannah, 2 West Bay Street, Savannah, Georgia 31401, on April 23, 1998, at 9:30 a.m., Savannah time ("Annual Meeting").

     The Annual Meeting will be held for the following purposes: (i) to elect four directors; (ii) to vote on a proposed Kuhlman Corporation Employee Stock Purchase Plan; (iii) to vote on a proposed amendment to the Certificate of Incorporation of Kuhlman to increase the number of authorized shares of common stock of Kuhlman from 20,000,000 to 40,000,000; and (iv) to ratify the appointment of Arthur Andersen LLP as independent auditors to conduct the annual examination of the financial statements of Kuhlman and its subsidiaries for the current year.

     Whether or not you plan to attend the Annual Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Annual Meeting. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

     The 1997 Annual Report to stockholders of Kuhlman, including financial statements, is furnished herewith.


                                        Sincerely,





                                        /s/ Robert S. Jepson, Jr.
                                        ROBERT S. JEPSON, JR.
                                        Chairman of the Board and
                                        Chief Executive Officer

                              KUHLMAN CORPORATION
                              -------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             -------------------

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders ("Annual Meeting") of Kuhlman Corporation ("Kuhlman") will be held at the Hyatt Regency Savannah, 2 West Bay Street, Savannah, Georgia 31401, on April 23, 1998, at 9:30 a.m., Savannah time, for the following purposes:

   1. To elect four directors;

   2. To consider and vote on the Kuhlman Corporation Employee Stock Purchase Plan;

   3. To consider and vote on an amendment to the Certificate of Incorporation of Kuhlman to increase the number of authorized shares of common stock, par value $1.00 per share, from 20,000,000 to 40,000,000;

   4. To ratify the appointment of Arthur Andersen LLP as the independent auditors for Kuhlman and its subsidiaries for the current year; and

   5. To transact such other business as may properly come before the meeting.



     Only stockholders of record at the close of business on February 27, 1998, will be entitled to notice of and to vote at the Annual Meeting.


                                        By Order of the Board of Directors,



                                        RICHARD A. WALKER
                                        Secretary

Savannah, Georgia

March 25, 1998


------------------------------------------------------------------------------
PLEASE DATE, SIGN AND RETURN YOUR KUHLMAN PROXY PROMPTLY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

------------------------------------------------------------------------------

                              KUHLMAN CORPORATION

                                PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                              -------------------
                                 INTRODUCTION

     This Proxy Statement is being furnished to the stockholders of Kuhlman Corporation, a Delaware corporation ("Kuhlman"), in connection with the solicitation of proxies on behalf of the Board of Directors of Kuhlman ("Board of Directors") for use at the annual meeting of Kuhlman stockholders to be held on April 23, 1998, and at any adjournment thereof ("Annual Meeting"). The address of the principal executive offices of Kuhlman is 3 Skidaway Village Square, Savannah, Georgia 31411.

     The Annual Meeting has been called by the Board of Directors for the following purposes: (i) to elect four directors; (ii) to vote on a proposed Kuhlman Corporation Employee Stock Purchase Plan; (iii) to vote on a proposed amendment to the Certificate of Incorporation of Kuhlman to increase the number of authorized shares of common stock of Kuhlman from 20,000,000 to 40,000,000 (the "Amendment"); and (iv) to ratify the appointment of Arthur Andersen LLP as Kuhlman's independent auditors for the current year ending December 31, 1998. The Annual Meeting will be held on April 23, 1998, at 9:30 a.m., Savannah time, at the Hyatt Regency Savannah, 2 West Bay Street, Savannah, Georgia 31401. Only stockholders of record of Kuhlman Common Stock at the close of business on February 27, 1998, will be entitled to notice of and to vote at the Annual Meeting. Kuhlman had outstanding 16,585,941 shares of Kuhlman Common Stock as of the close of business on February 27, 1998. There are no other voting securities outstanding. Each stockholder is entitled to one vote per share for the election of directors, as well as on each other proposal contained in the notice of the Annual Meeting. If the accompanying proxy form is signed and returned, the shares represented thereby will be voted in accordance with any direction on the proxy form, or in the absence of a direction as to any proposal, they will be voted FOR the proposal; and it is intended that they will be voted for the nominees named herein, except to the extent authority to vote is withheld. Stockholders may revoke their proxies at any time prior to the voting thereof by giving written notice of such revocation to Kuhlman, by executing and delivering a proxy bearing a later date or by attending the Annual Meeting and voting in person.

     The expenses of the solicitation will be paid by Kuhlman. In addition to the use of the mails, proxies may be solicited by directors, officers, or regular employees of Kuhlman in person, by telegraph or by telephone. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the shares of Kuhlman Common Stock held of record by such persons, and Kuhlman will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. Kuhlman has retained Georgeson & Company Inc. to assist in the solicitation of proxies. The fee of such firm is estimated to be $7,000, plus reimbursement for out-of-pocket costs and expenses.

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Kuhlman Common Stock is necessary to constitute a quorum under Delaware law and the Bylaws of Kuhlman. Votes cast by proxy or in person at the meeting will be tabulated by election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions and "broker non-votes" (i.e., proxies of brokers who have limited authority to vote on specified proposals) as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting.

     A plurality of the votes cast for the election of directors will be required to elect Kuhlman directors at the meeting. In the absence of an election contest, withholding authority to vote and broker non-votes with respect to a nominee will have no effect on the election of such nominee.

     Approval of the proposed Kuhlman Corporation Employee Stock Purchase Plan requires the affirmative vote of the holders of a majority of the Kuhlman Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.

     The affirmative vote of the holders of a majority of the outstanding shares of Kuhlman Common Stock is required to approve the Amendment.

     Kuhlman stockholders may mark the accompanying Kuhlman proxy to vote their shares FOR or AGAINST or to ABSTAIN with respect to each proposal, except that with respect to the election of directors, Kuhlman stockholders may either vote FOR the nominees named herein or to WITHHOLD authority to vote for one or more of such nominees. Abstentions (but not broker non-votes) will be considered entitled to vote for purposes of the proposed Kuhlman Corporation Employee Stock Purchase Plan. Abstentions and broker non-votes will be counted in determining the presence of a quorum and will have the effect of a vote against approval of the Amendment.

     THE BOARD OF DIRECTORS RECOMMENDS THAT KUHLMAN STOCKHOLDERS VOTE "FOR" APPROVAL OF EACH NOMINEE FOR ELECTION OF DIRECTORS AND "FOR" EACH PROPOSAL CONTAINED IN THE ACCOMPANYING NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF KUHLMAN.

     The management of Kuhlman knows of no business other than that stated in this Proxy Statement which will be presented for stockholder vote at the Annual Meeting. If other business should properly come before such meeting, however, the persons designated in the enclosed Kuhlman proxy will vote or refrain from voting in respect thereof in accordance with the judgment of the persons voting such proxies.


     This Proxy Statement and the form of proxy for use at the Annual Meeting are first being mailed to stockholders of Kuhlman on or about March 25, 1998.


              The date of this Proxy Statement is March 25, 1998.

                         ELECTION OF KUHLMAN DIRECTORS


     The Kuhlman Bylaws provide that the number of directors, as determined by the Kuhlman Board of Directors, shall not be less than six nor more than eleven. The Kuhlman Bylaws further provide that directors shall be divided into three classes serving staggered three-year terms, with each class to be as nearly equal in number as possible.

     The terms of Curtis G. Anderson, William E. Burch, Alexander W. Dreyfoos, Jr., and General H. Norman Schwarzkopf will expire at the Annual Meeting. The Board of Directors has nominated Mr. Burch for re-election as a director to serve until the 1999 annual meeting of stockholders and Messrs. Anderson and Dreyfoos, and General Schwarzkopf for re-election as directors to serve until the 2001 annual meeting of stockholders.

     The proposed nominees for election as directors have indicated that they are willing to be elected and serve as such and it is intended that the persons named in the accompanying form of proxy will vote for the election of such nominees, assuming authority to vote is granted. If, as a result of circumstances not now known or foreseen, any of such nominees shall be unavailable or unwilling to serve as a director, the Board of Directors may select a substitute nominee, and in that event, the proxies will vote for the person so selected. If a substitute nominee is not so selected, the proxies will vote for the election of the remaining nominees. Directors are elected by a plurality of the votes cast at the meeting.



             INFORMATION REGARDING KUHLMAN DIRECTORS, NOMINEES FOR

                  DIRECTORS OF KUHLMAN AND EXECUTIVE OFFICERS

     The following information is furnished with respect to each person who is currently a director of Kuhlman whose term of office will continue after the Annual Meeting, as well as those persons who have been nominated for election as a director, each of whom is currently a director of Kuhlman, and each person who is an executive officer of Kuhlman:



                                          Director of
                                            Kuhlman
              Name                Age        Since                            Position
-------------------------------- -----   ------------   ---------------------------------------------------
 Curtis G. Anderson              56          1993       President, Chief Operating Officer and Director of
                                                         Kuhlman (3)
 William E. Burch                73          1993       Director of Kuhlman (1)(3)
 Steve Cenko                     72          1987       Director of Kuhlman (2)
 Gary G. Dillon                  63          1995       Chairman and Chief Executive Officer of
                                                         Schwitzer, Inc. and Director of Kuhlman
 Alexander W. Dreyfoos, Jr.      66          1993       Director of Kuhlman (1)(3)
 Robert S. Jepson, Jr.           55          1993       Chairman of the Board, Chief Executive Officer and
                                                         Director of Kuhlman
 William M. Kearns, Jr.          62          1993       Director of Kuhlman (1)
 George J. Michel, Jr.           66          1985       Director of Kuhlman (2)
 General H. Norman Schwarzkopf   63          1994       Director of Kuhlman (2)(3)

---------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Nominated for election as a director.

     The current terms of Messrs. Anderson, Burch, Dreyfoos and General Schwarzkopf will expire in 1998; of Messrs. Cenko and Jepson in 1999; and of Messrs. Dillon, Kearns, and Michel in 2000.





                               Executive
                               Officer of
                                Kuhlman
          Name           Age     Since                                      Position
----------------------- ----- ----------- ----------------------------------------------------------------------------
Robert S. Jepson, Jr.   55       1993     Chairman of the Board and Chief Executive Officer
Curtis G. Anderson      56       1994     President and Chief Operating Officer
Gary G. Dillon          63       1995     Chairman and Chief Executive Officer of Schwitzer, Inc.
Vernon J. Nagel         40       1993     Executive Vice President of Finance, Chief Financial Officer and Treasurer
Richard A. Walker       46       1984     Executive Vice President, Chief Administrative Officer, General Counsel and
                                           Secretary

     Mr. Anderson, who was elected President and Chief Operating Officer of Kuhlman on April 26, 1994, and a director on September 8, 1993, founded and has been, since 1986, Chairman of Anderson Capital Corporation, a private investment company. Prior thereto, he spent 19 years in corporate and investment banking, including 14 years first with Citibank and then five years with The First National Bank of Chicago where he served as Executive Vice President, Head of Financial Products Department.


     Mr. Burch served as counsel to the law firm of Lukins & Annis in Spokane, Washington, from 1984 to 1993. From 1981 to 1984, he served as Vice Chairman and from 1975 to 1981, as President and Chief Executive Officer of Fred S. James & Co. (insurance brokers). He has been a consultant from 1982 to the present and currently serves as a director of Guy F. Atkinson Company of California.

     Mr. Cenko has been a consultant from 1985 to the present. From 1980 to 1985 he served as President of Lamb Systems Group (engineering, manufacturing, and marketing of machine tools) and as a director and Executive Vice President of Lamb Technicon Corporation (holding company).


     Mr. Dillon has served as Chairman of Schwitzer, Inc. ("Schwitzer") since June 1991 and Chief Executive Officer of Schwitzer since April 1989. From April 1989 to March 1997, he also served as President of Schwitzer. Prior to April 1989 he served as President and Chief Executive Officer of Household Manufacturing, Inc. Mr. Dillon is also a director of Household International, Inc.

     Mr. Dreyfoos is currently serving as Chief Executive Officer of, and has served continuously since 1963 as Chairman of the Board of, Photo Electronics Corporation (investment management). He also serves as a director of FPL Group, Inc.


     Mr. Jepson, who was elected President and Chief Executive Officer of Kuhlman on February 10, 1993, and Chairman of the Board on June 9, 1993, founded and was Chairman and Chief Executive Officer of The Jepson Corporation from 1983 until its sale in 1989. The Jepson Corporation was a diversified manufacturing company listed on the New York Stock Exchange. Immediately preceding his election as President and Chief Executive Officer of Kuhlman, Mr. Jepson was, and is currently, Chairman and Chief Executive Officer of Jepson Associates, Inc., a private investment company, and serves as Chairman of the Board of Jepson Vineyards, Ltd. Mr. Jepson also serves as a director of Circuit City Stores, Inc.


     Mr. Kearns is currently President of W.M. Kearns & Co., Inc. (private investment company) and is a Senior Consultant for Furman Selz LLC. He was associated with Lehman Brothers (investment banking) and its predecessor firms for more than 33 years. From 1992 to 1994 he was an Advisory Director of Lehman Brothers and from 1969 through 1992 he was a Managing Director of that firm. He also serves as a director of Selective Insurance Group, Inc., Malibu Entertainment Worldwide, Inc., and as a trustee of EQ Advisors Trust (Equitable Life Assurance Society of the United States).


     Mr. Michel has been a private investor and consultant and Chairman of Windstar International, Inc. (management consulting) from 1990 to the present. Prior to 1990, he was Chairman of Stanadyne, Inc. (diversified manufacturer of fabricated metal products) from 1985 to 1989, and Chief Executive Officer of the same corporation from 1988 to 1989.

     Mr. Nagel, who joined the Company on April 5, 1993, became Executive Vice President of Finance, Chief Financial Officer and Treasurer of the Company in February 1994 and was Vice President of Finance, Chief Financial Officer and Treasurer prior thereto. He was the Vice President of Finance, Chief Financial Officer and Secretary of Stericycle, Inc. (medical waste management), from 1990 until 1993. Prior thereto, Mr. Nagel served in various financial executive capacities with The Jepson Corporation from 1985 until 1990.

     General Schwarzkopf is currently active as an author, lecturer and TV consultant. He retired in August 1991 as a Four-Star General in the U.S. Army after having served as Commander in Chief, United States Central Command, Department of Defense, and Commander of Operations Desert Shield and Desert Storm. He currently serves as a director of Borg-Warner Security Corporation, Remington Arms Company, Inc., and Home Shopping Network, Inc.

     Mr. Walker has served as an Executive Vice President or similar position with Kuhlman, as well as General Counsel and Secretary, since 1991. He has served as Chief Administrative Officer since 1994. From 1984 until 1991, Mr. Walker served as Vice President, General Counsel and Secretary of Kuhlman. Prior thereto, Mr. Walker was a partner in the law firm of Harness, Dickey & Pierce.


Board of Directors and Committees

     Kuhlman currently has standing Audit and Compensation Committees of the Board of Directors, and Steve Cenko continues to advise the Board of Directors with respect to, and recommend individuals as, nominees for director of Kuhlman.

     The members of the Audit Committee are William E. Burch, Chairman, Alexander W. Dreyfoos, Jr., and William M. Kearns, Jr. The Audit Committee, which met twice during 1997, recommends the appointment, subject to approval by the Board of Directors and ratification by the stockholders, of Kuhlman's independent auditors. The Committee meets with representatives of Kuhlman's independent auditors to review the scope and effectiveness of the auditing functions, makes appropriate reports and recommendations to the Board of Directors, approves the fees to be paid to the independent auditors and considers the effect of non-audit services on the independence of the independent auditors.

     The members of the Compensation Committee are George J. Michel, Jr., Chairman, Steve Cenko and General
H. Norman Schwarzkopf. The Committee, which met three times during 1997, reviews and establishes all forms of compensation, including periodic adjustments, for officers and certain other key employees of Kuhlman. This Committee also administers the stock option, stock appreciation rights and long-term incentive plans of Kuhlman and grants options, stock appreciation rights and other awards thereunder.

     Five meetings of the Board of Directors were held during 1997. Each director attended at least seventy-five percent of the aggregate of the total number of meetings of the Board of Directors of Kuhlman held in 1997 during the time that the person served as a director and the total number of meetings held by all committees of the Board on which they served during the periods that they served in 1997.

     A stockholder of Kuhlman may nominate persons for election to the Board of Directors of Kuhlman if such stockholder submits such nomination, together with certain related information required by Kuhlman's Bylaws, in writing to the Secretary of Kuhlman not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting of stockholders; provided, that in the event the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, the nomination must be submitted not earlier than the 90th day prior to such annual meeting and not later than the 60th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made.


Compensation of Directors

     Non-employee directors receive an annual retainer of $24,000 which covers all Board of Directors meetings, Committee meetings and consulting services (however, additional payments for financial advisory services rendered to Kuhlman by an affiliate of Mr. Kearns will also be made. See "Information Regarding Kuhlman Directors, Nominees for Directors of Kuhlman and Executive Officers -- Related Transactions"). In addition, under Kuhlman's Non-Employee Directors Stock Plan which was approved by stockholders in 1993, non-employee directors receive annually a number of shares of Kuhlman's Common Stock equal to an aggregate Fair Market Value of $24,000 concurrent with the meeting of the Board of Directors held each year after the Annual Meeting of Stockholders. Fair Market Value is defined as the closing price of Kuhlman Common Stock on the New York Stock Exchange on the date of such directors' meeting or if there is no such price published on such date, then the most recent preceding date on which such price is published. Pursuant to such Plan, Messrs. Burch, Cenko, Dreyfoos, Kearns, Michel and General Schwarzkopf each received 941 shares of Kuhlman Common Stock as of April 24, 1997.

     All non-employee directors are reimbursed for travel and other expenses related to attendance at meetings and receive term life insurance and accidental death and disability coverage in the amount of $50,000. The cost to the Corporation for this insurance coverage is $234 per year for each director. During 1997, Kuhlman provided medical and dental insurance coverage to Messrs. Burch, Dreyfoos, Kearns, Michel and General Schwarzkopf. The total compensation, including insurance benefits, but excluding the stock referred to above, paid to each non-employee director during 1997 was as follows: William
E. Burch -- $35,009; Steve Cenko -- $24,240; Alexander W. Dreyfoos, Jr. -- $35,009; William M. Kearns, Jr. -- $35,009; George J. Michel, Jr. -- $35,009;
and General H. Norman Schwarzkopf -- $35,009. Kuhlman will also match up to $20,000 per calendar year, for each director and officer of Kuhlman, charitable contributions made by such individuals to organizations qualified as tax-exempt by the Internal Revenue Service. Pursuant to the Kuhlman Corporation Long-Term Incentive Plan (the "Long-Term Incentive Plan") which was approved by stockholders in 1997, an option to purchase 2,000 shares of Kuhlman Common Stock is granted automatically to each non-employee director of Kuhlman concurrent with the meeting of the Board of Directors held each year following the Annual Meeting of Stockholders. The option price for such options is the closing sale price on the New York Stock Exchange Composite Tape on the date of grant, or if there is no such sale on such date, then on the last previous day on which a sale was reported. During 1997, Messrs. Burch, Cenko, Dreyfoos, Kearns, Michel, and General Schwarzkopf received options entitling each of them to purchase 2,000 shares of Common Stock at a per share option price of $25.50.

Report of the Compensation Committee of the Kuhlman Board of Directors on Executive Compensation

     Kuhlman's executive compensation program is administered by the Compensation Committee of the Kuhlman Board of Directors. The Compensation Committee is composed entirely of non-employee directors of Kuhlman.


     Overall Policy. The Compensation Committee determines the compensation of the officers of Kuhlman, including the individuals named in the Summary Compensation Table. The compensation of the corporation's Chief Executive Officer is ratified by the Board of Directors. Kuhlman's compensation program for officers is designed to be linked to corporate performance and to returns to stockholders. To this end, Kuhlman has developed an overall compensation strategy and specific compensation plans that tie a very significant portion of executive compensation to Kuhlman's and the individual's success in meeting specified performance objectives and to appreciation in Kuhlman's stock price. In 1997, the specific performance objectives included improving earnings, achieving certain stock price levels, improving utilization of working capital, reducing overhead costs by improving productivity and operating efficiencies, and continuing the implementation of an acquisition strategy. These, as well as subjective discretionary factors, were utilized in determining cash bonus awards, as well as other elements of officer compensation. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the objectives inherent in Kuhlman's business strategy, to link executive and stockholder interests through equity-based plans, and finally to provide a compensation package that recognizes individual contributions as well as overall business results.


     The key elements of Kuhlman's officer compensation program in 1997 consisted of base salary, annual bonus, stock options, and awards under Kuhlman's Long-Term Incentive Plan. The Compensation Committee's policies with respect to each of these elements, including the bases for the compensation awarded to Mr. Jepson, Kuhlman's Chairman and Chief Executive Officer, are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by Kuhlman to the individual, including pension benefits, severance plans, insurance and other benefits, as well as the programs described below. The Compensation Committee retains the discretion to keep individual items of compensation constant so long as total compensation fairly reflects overall corporate performance and individual achievement.

     Base Salaries. Base salaries for new officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison of average and median base salaries for similar positions at other comparable companies. Companies believed to be comparable include similarly-sized (based on expected annual revenues of Kuhlman) basic manufacturing companies, other than so-called "high technology" manufacturing companies, as well as holding companies with subsidiaries involved in manufacturing.

     Annual salary adjustments are determined by evaluating the performance of Kuhlman and of each officer versus various performance objectives, and also take into account new responsibilities and subjective discretionary factors. In the case of officers with responsibility for a particular division or subsidiary (a "Business Unit"), the financial results of that Business Unit are also considered. The Compensation Committee, where appropriate, also considers non-financial performance measures. These include increase in market share, manufacturing efficiency gains, improvements in product quality and improvements in relations with customers, suppliers and employees.

     In arriving at Mr. Jepson's base salary amount for 1997, the Compensation Committee took into account a comparison of average and median base salaries and total cash compensation (base salary plus bonus) for chief executive officers of comparable manufacturing companies, as referred to above, and the assessment by the Compensation Committee of Mr. Jepson's individual performance expected in 1997 and beyond. The base salaries of each of Messrs. Anderson, Dillon, Nagel, and Walker for 1997 were determined utilizing the same factors used in determining Mr. Jepson's base salary.


     Annual Bonus. Kuhlman officers are eligible for an annual cash bonus. As in the case of base salary, in addition to the performance objectives referred to above, the Compensation Committee may consider individual non-financial performance measures and subjective discretionary factors including significant accomplishments and/or increased responsibilities, leadership, and, where appropriate, Business Unit and line item performance measures (such as earnings, cash flow, and working capital management) in determining bonuses. The Compensation Committee believed that the bonus paid to Mr. Jepson for 1997 performance was justified in view of Mr. Jepson's leadership of Kuhlman in 1997, which included improving Kuhlman's operating earnings and balance sheet, and completing two significant acquisitions. Mr. Jepson's bonus amount in 1997, as well as the bonuses received in 1997 by Messrs. Anderson, Dillon, Nagel and Walker, were determined in view of the performance objectives referred to above, as well as subjective discretionary factors, keeping in mind average and median total cash compensation levels at comparable manufacturing companies, as referred to above. In the case of Mr. Dillon, reference was also made to certain performance guidelines and plans used at Schwitzer (see "Executive Compensation and

Severance Agreements"). The Compensation Committee believed that the bonuses paid to each of Messrs. Anderson, Dillon, Nagel and Walker were justified based on each of said executive's individual performance in 1997.

     Stock Options. Under Kuhlman's stock option plans including the stock option portion of Kuhlman's Long-Term Incentive Plan, which were approved by stockholders, stock options are granted to Kuhlman officers and other key employees. Stock options are also designed to further align the interests of officers with those of stockholders. The Compensation Committee sets guidelines for the size of stock option awards based on factors similar to those used to determine base salaries and annual bonuses, including corporate performance and general competitive compensation practices regarding stock option awards. In the event of poor corporate performance, the Compensation Committee can elect not to award options. The Committee also considers grants in previous years. The grants in 1997 took into account the desire on the part of the Compensation Committee to further align the officer's interests with those of Kuhlman stockholders. Stock options are granted with an exercise price equal to the market price of Kuhlman Common Stock on the date of grant. In 1997, Mr. Jepson and each of Messrs. Anderson, Dillon, Nagel and Walker received options to purchase shares of Kuhlman Common Stock.


     Long-Term Incentive Plan. Under Kuhlman's Long-Term Incentive Plan, which was approved by stockholders, awards may be made of incentive and nonqualified stock options, stock appreciation rights, and restricted stock to Kuhlman officers and other eligible employees. In addition, awards may also be made to Kuhlman officers and other eligible employees with a value tied to specific performance goals and, after a specified period, the value of those awards may be paid with Kuhlman Common Stock or cash, or a combination of the two. Awards under the Long-Term Incentive Plan are also designed to further align the interests of officers with those of stockholders. During 1996, awards were approved pursuant to the Long-Term Incentive Plan whereby Kuhlman officers and other key employees would receive a payout after the attainment of each of two share price thresholds for stock of the Company within three years from the program commencement date, subject to certain vesting requirements. The stock price thresholds were $23 and $27 per share. Each award consisted of two-thirds Kuhlman Common Stock and one-third cash and the level of awards varied by participant. After achievement of each threshold, the payout to the eligible participants would be made in four quarterly installments subject to certain vesting requirements. As of April 10, 1997, the Company had achieved the $23 threshold with payouts to each of Messrs. Jepson, Anderson, Dillon, Nagel and Walker and other participants commencing on May 1, 1997. As of May 27, 1997, the Company had achieved the $27 threshold with payouts to each of Messrs. Jepson, Anderson, Dillon, Nagel and Walker and other participants commencing on June 1, 1997. A similar two-year program with stock thresholds of $36 and $42 per share was implemented on July 31, 1997. (See "Long-Term Incentive Plan -- Awards in Last Fiscal Year" table.)


     Stock Appreciation Rights. Under the Kuhlman Corporation 1994 Stock Appreciation Rights Plan (the "SAR Plan") adopted by the Board of Directors in 1994 and amended in 1997, SARs may be granted to Kuhlman officers and other key employees. The SARs are automatically exercised on the earliest to occur of the fifth anniversary of grant or other circumstances including a change in control, as defined in the SAR Plan, of Kuhlman and pay in cash the difference between the price of Kuhlman Common Stock on the date of exercise versus the price of such stock on the date of grant of the SAR. The Compensation Committee sets guidelines for the size of SAR grants based on factors similar to those used for stock options. During 1997, no SAR grants were made to Kuhlman officers.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Code, enacted in 1993 and effective for fiscal years beginning on or after January 1, 1994, generally disallows a tax deduction to public companies for compensation over $1 million paid to a corporation's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Kuhlman currently intends to continue to review the performance-based portion of the compensation of its executive officers in view of this statute and regulations relating thereto.

     Conclusion. Through the programs described above, a very significant portion of Kuhlman's executive compensation is linked directly to corporate and individual performance and stock price appreciation. In 1997, as in previous years, a significant portion of Kuhlman officers' compensation consisted of these variable performance-based elements. The Compensation Committee intends to continue the policy of linking executive compensation to corporate performance and returns to stockholders, recognizing that the fluctuations of a business cycle may from time to time result in an imbalance for a particular period.

                                    Compensation Committee

                                    George J. Michel, Jr., Chairman
                                    Steve Cenko
                                    General H. Norman Schwarzkopf

Executive Compensation

     Summary Compensation Table. The following table sets forth certain information regarding compensation paid during each of Kuhlman's last three fiscal years to its Chief Executive Officer, and the four most highly compensated persons serving as executive officers of Kuhlman ("Named Executives") at December 31, 1997, whose salary and bonus for fiscal year 1997 exceeded $100,000.



                          SUMMARY COMPENSATION TABLE



                                             Annual
                                        Compensation (1)
      Name and Principal             -----------------------    Other Annual
           Position            Year     Salary      Bonus     Compensation (3)
----------------------------- ------ ----------- ----------- ------------------
 Robert S. Jepson, Jr.        1997    $500,000    $650,000        $   --
  Chairman of the Board       1996     450,000     525,000            --
  and Chief Executive         1995     300,000     300,000            --
  Officer
 Curtis G. Anderson           1997     425,000     500,000            --
  President and Chief         1996     400,000     400,000            --
  Operating Officer           1995     300,000     300,000            --
 Gary G. Dillon (7)           1997     440,000     500,000           8,067
  Chairman and Chief          1996     420,000     400,000           8,067
  Executive Officer           1995     370,292     300,000          24,699
  of Schwitzer, Inc.
 Vernon J. Nagel              1997     240,000     200,000            --
  Executive Vice President    1996     230,000     100,000            --
  of Finance, Chief           1995     190,000      80,000            --
  Financial Officer
  and Treasurer
 Richard A. Walker            1997     240,000     200,000            --
  Executive Vice President,   1996     230,000     100,000            --
  Chief Administrative        1995     190,000      80,000            --
  Officer, General Counsel
  and Secretary



                                          Long-Term
                                        Compensation
                              ---------------------------------
                                Awards (2)
                              --------------
                                 Number of
                                Securities
                                Underlying         Payouts
      Name and Principal       Options/SARs  ------------------     All Other
           Position             Granted (4)   LTIP Payouts (5)   Compensation (6)
----------------------------- -------------- ------------------ -----------------
 Robert S. Jepson, Jr.           100,000          $749,928       $       2,700
  Chairman of the Board          100,000              --                 2,700
  and Chief Executive            100,000              --                 4,584
  Officer
 Curtis G. Anderson               60,000           749,928               3,975
  President and Chief             50,000              --                 3,825
  Operating Officer               50,000              --                 5,970
 Gary G. Dillon (7)               10,000           562,445             327,840(8)
  Chairman and Chief               5,000              --                15,120
  Executive Officer                9,615              --             1,489,444(9)
  of Schwitzer, Inc.
 Vernon J. Nagel                  40,000           299,939               2,805
  Executive Vice President        20,000              --                 2,805
  of Finance, Chief               20,000              --                 4,847
  Financial Officer
  and Treasurer
 Richard A. Walker                40,000           299,939               2,805
  Executive Vice President,       20,000              --                 2,805
  Chief Administrative            20,000              --                 4,847
  Officer, General Counsel
  and Secretary

---------
(1) The aggregate amount of perquisites and other personal benefits for any named executive did not exceed $50,000 or 10% of the total of annual salary and bonus for any such named executive, and is therefore not reflected in the table.

(2) Excludes the performance awards to each of the Named Executives on July 31, 1997, pursuant to the Long-Term Incentive Plan. See "Long-Term Incentive Plan -- Awards in Last Fiscal Year" table.

(3) Represents amounts reimbursed during the referenced years for the payment of taxes as to club fees and automobile allowance for Mr. Dillon.

(4) Represents the number of option shares granted under Kuhlman's stock option and long-term incentive plans.

(5) Represents the value of stock (two-thirds) and cash (one-third) paid in 1997 pursuant to performance awards granted under the Long-Term Incentive Plan.

(6) The amounts shown in this column include the following:

   (a) Company contributions to the Kuhlman Electric Corporation ("Kuhlman Electric") Savings Maximizer Plan ("Savings Maximizer Plan"), and, in the case of Mr. Dillon, to the Schwitzer U.S. Inc. Supplemental Tax Reduction Investment Plan ("Supplemental TRIP") (See "Savings and Pension Plans" below). The amount of the contribution to the Savings Maximizer Plan for 1997 was $0 for Mr. Jepson; $1,425 for Mr. Anderson; $1,425 for Mr. Nagel; and $1,425 for Mr. Walker; and the amount of the contribution to the Supplemental TRIP in 1997 for Mr. Dillon was $25,200.

   (b) The dollar value of insurance premiums for group term life. The amount of the payment for group term life insurance premiums for 1997 was $2,700 for Mr. Jepson; $2,550 for Mr. Anderson; $2,640 for Mr. Dillon; $1,380 for Mr. Nagel; and $1,380 for Mr. Walker.

(7) On May 31, 1995, Spinner Acquisition Corp. ("Spinner"), a Delaware corporation and a wholly-owned subsidiary of Kuhlman, was merged (the "Merger") with and into Schwitzer, Inc. ("Schwitzer") of which Mr. Dillon was the Chairman, President and Chief Executive Officer, pursuant to an Agreement and Plan of Merger dated as of February 25,

  1995, among Kuhlman, Spinner, and Schwitzer (the "Agreement"). The Merger became effective upon the filing of a Certificate of Merger with the Delaware Secretary of State on May 31, 1995 (the "Effective Time"). At the Effective Time, and pursuant to the Agreement, each outstanding share of common stock of Schwitzer, par value $.10 per share ("Schwitzer Common Stock"), was converted into 0.9615 share of Kuhlman Common Stock (the "Exchange Ratio"). The 1995 amounts for Mr. Dillon, who also serves as Chairman and Chief Executive Officer of Schwitzer U.S. Inc. ("Schwitzer U.S.") which is the principal direct subsidiary of Schwitzer, include amounts earned before the Effective Time of the Merger (May 31, 1995). In conjunction with the Merger, outstanding stock options under the Schwitzer Long-Term Executive Incentive Compensation Plan (the "1989 Plan") were converted into options to purchase Kuhlman Common Stock in accordance with the Exchange Ratio. Options granted to Mr. Dillon reflect the number of options granted to Mr. Dillon in the stated years after giving effect to the terms of the Merger and application of the Exchange Ratio.


(8) Includes $300,000 earned pursuant to 1,500 performance units under Schwitzer's Performance Unit Plan for the period from January 1, 1995 through December 31, 1997. Excludes amounts attributable to the right to receive an amount of cash equal to the value of 75,000 shares of Kuhlman Common Stock on the date Mr. Dillion's employment terminates with Schwitzer U.S. Inc. ("Schwitzer U.S.") which right was subject to forfeiture if Mr. Dillion's employment by Schwitzer U.S. had terminated prior to October 18, 1997.


(9) Includes the payment of $1,462,500 to Mr. Dillon pursuant to the Dillon Agreement as defined below (see "Executive Compensation and Severance Benefits").

Savings and Pension Plans

     Kuhlman Electric Corporation Savings Maximizer Plan. Under the Kuhlman Electric Corporation Savings Maximizer Plan ("Savings Maximizer Plan"), participants contribute through payroll deductions amounts that vary from 1% to 16% of their compensation. Kuhlman or a participant's employer, as the case may be, contributes to the Savings Maximizer Plan on behalf of each participant a minimum amount equal to 15% of the participant's before-tax contributions, which do not exceed 6% of the participant's compensation. Kuhlman Electric may also make a discretionary matching annual contribution to the Savings Maximizer Plan, which is divided equally among qualifying participants based on the number of calendar quarters during the plan year that the participant made before-tax contributions. Each participant is immediately vested in all contributions made on his or her behalf.

     Kuhlman Electric Corporation Salaried Employees' Pension Plan. The Salaried Employees' Pension Plan maintained by Kuhlman Electric Corporation (the "Kuhlman Electric Pension Plan") covers certain hourly and all salaried employees employed by Kuhlman Electric, certain salaried employees employed by the TRANS-PAK Spring Assembly Division of Emtec Products Corporation, and the salaried employees of Kuhlman.

     The Kuhlman Electric Pension Plan provides for an individual account for each participant and for a benefit based upon the value of such account, subject to the minimum benefit and grandfathering provisions described below. The accounts of participants are credited annually with an amount equal to 3% of salary plus an additional 3% of salary in excess of one-quarter of the maximum amount of wages subject to FICA taxes. Accounts also are credited with a guaranteed rate of interest. The accumulated account may be converted to an annuity at retirement. The account of each individual who was a participant prior to January 1, 1987, was also credited with an amount equal to the value of such participant's accrued benefit as of December 31, 1986, determined under the defined benefit formula then in effect.

     A minimum pension of 1.2% of average compensation multiplied by credited service (limited to 20 years) is payable if it would provide a larger benefit. In addition, certain "grandfathering" provisions apply to avoid a loss of benefits as a result of the transition in 1987 to the revised benefit structure.


     As of December 31, 1997, the estimated annual pension benefits payable upon retirement at age 65 for certain of the individuals named in the Summary Compensation Table are as follows: $23,660 for Mr. Jepson; $18,815 for Mr. Anderson; $70,404 for Mr. Nagel; and $86,643 for Mr. Walker. These estimates are based on the assumptions that the officer will remain in Kuhlman's employ until age 65 without an increase in pensionable compensation, there is no increase in the FICA wage base or the limitations on benefits imposed by the Internal Revenue Code, the annual guaranteed rate of interest credited by the Kuhlman Electric Pension Plan to a participant's account is 5% for 1998 and 5% thereafter, and a 7% interest rate will be used when converting the officer's projected account to an annuity.


     Schwitzer Group Tax Reduction Investment Plan for Salaried Employees ("TRIP") and Supplemental Tax Reduction Investment Plan ("Supplemental TRIP"). The TRIP is a deferred savings plan for eligible U.S. employees of Schwitzer U.S. and Transpro Group, Inc. With certain exceptions, an employee of at least 21 years of age with three months of service (three years of service if under age 21) may contribute into the TRIP, on a pre-tax and after-tax basis, up to 15% of the participant's cash compensation (subject to a maximum annual pre-tax contribution by a participant of $9,500 for 1997 as adjusted for cost of living increases) and invest such contributions in Kuhlman Common Stock or in several other equity or income funds. Each participant's own pre-tax contributions are matched by employer contributions at 50% up to a total of 3% of a participant's compensation. Employer matching contributions are invested in Kuhlman Common Stock. A participant is always vested in his pre-tax and after-tax contributions. A graduated vesting schedule provides for partial vesting in matching contributions on the basis of years of service, with a participant becoming fully vested in such employer matching contributions after five years of employment. A participant also becomes fully vested in matching contributions upon attaining age 65, retirement upon age 55 with 10 years of service, disability or death. With certain exceptions, a participant's after-tax contributions may be withdrawn, and employer matching contributions may be withdrawn after five years of plan participation. A participant's pre-tax contributions may not be withdrawn except for an immediate financial hardship, or after attaining age 59 1/2. All contributions may be withdrawn upon termination of employment. In addition, participants may obtain loans from their TRIP accounts under certain circumstances.

     Schwitzer U.S. has also established the Supplemental TRIP for those participants in the TRIP who, as the result of certain restrictions imposed on the TRIP under the Internal Revenue Code, are precluded from receiving from Schwitzer U.S. the full amount of the employer matching contributions to which such participants would otherwise be entitled. Schwitzer U.S. credits to an account established for each participant under the Supplemental TRIP an amount equal to the difference between 3% of the participant's annual compensation and the amount of the matching contribution that Schwitzer U.S. was permitted to make to the account of such participant under the TRIP. A participant in the Supplemental TRIP becomes vested in the amounts credited to his or her account in accordance with the vesting schedule applicable to the TRIP. Vested amounts held in a participant's account under the Supplemental TRIP will be paid in a lump sum to the participant or his or her spouse or designated beneficiary upon termination of employment or at such time or in such other form or manner as the Schwitzer U.S. Board of Directors in its sole discretion may determine.

     The Schwitzer Group Pension Plan for Salaried Employees ("Schwitzer Pension Plan") and Supplemental Schwitzer Salaried Pension Plan. The Schwitzer Pension Plan is a non-contributory, defined benefit plan for certain salaried employees of Schwitzer U.S. Inc. and Transpro Group, Inc. The amount of a participant's pension benefits depends primarily on years of employment, age at retirement, and average annual compensation (salary plus certain bonuses, whether paid in cash or stock, and excluding matching contributions to the TRIP or Supplemental TRIP, moving expense reimbursements and automobile allowance) for the 60 successive highest-paid months of the employee's last 120 months of employment. The plan is integrated with Social Security to the extent allowed by law. Participants become vested in their accrued pension benefits after five years of service. Payment of vested pension benefits normally begins at age 65, but an early retirement benefit at reduced levels may be paid if a participant is at least 55 years of age with 10 years of service. Benefits that cannot be paid under the Schwitzer Pension Plan due to restrictions imposed under the Internal Revenue Code will be paid under the Supplemental Schwitzer Salaried Pension Plan ("Supplemental Pension Plan"). The following table illustrates the amount of the plan's annual pension benefits on a straight-life annuity basis (including amounts payable under the Supplemental Pension Plan, where applicable) for eligible employees retiring at age 65. Offsets for Social Security payments and other offsets provided for in the plan are not reflected in this table. This table reflects the new benefit formula that is effective as of January 1, 1998.


                         SCHWITZER PENSION PLAN TABLE



                                  Years of Service
               ------------------------------------------------------
 Remuneration      15         20         25         30         35
-------------- ---------- ---------- ---------- ---------- ----------
  $  100,000    $ 20,370   $ 27,161   $ 33,951   $ 40,741   $ 43,014
  $  200,000    $ 44,009   $ 58,679   $ 73,349   $ 88,019   $ 92,565
  $  300,000    $ 67,648   $ 90,198   $112,747   $135,297   $142,116
  $  400,000    $ 91,287   $121,716   $152,146   $182,575   $191,667
  $  500,000    $114,926   $153,235   $191,544   $229,853   $241,217
  $  600,000    $138,565   $184,754   $230,942   $277,131   $290,768
  $  700,000    $162,204   $216,272   $270,340   $324,408   $340,319
  $  800,000    $185,843   $247,791   $309,739   $371,686   $389,870
  $  900,000    $209,482   $279,309   $349,137   $418,964   $439,421

     For purposes of determining the benefit under the Schwitzer Pension Plan, the amount of covered compensation for 1997 for Mr. Dillon is equal to the salary reported for 1997 plus the bonus reported for 1997 in the Summary Compensation Table. The years of service for purposes of the Schwitzer Pension Plan is 19 years for Mr. Dillon. In calculating credited years of service under the Schwitzer Pension Plan, years of service with Household prior to the spin-off of Schwitzer by Household International, Inc. in 1989 have been taken into account.

     Executive Compensation and Severance Agreements. On February 22, 1994, the Board of Directors of Kuhlman approved a severance policy applicable to certain executive officers designated by the Compensation Committee of the Kuhlman Board of Directors. The severance policy supersedes any existing severance arrangements with individual officers of Kuhlman. The severance policy provides that if an executive officer's employment with Kuhlman is terminated by Kuhlman for any reason other than the conviction of a felony involving Kuhlman, the executive's base salary will be continued for a period of up to twenty-four
(24) months after such termination. Such officer will also be entitled during the same period to the continuation of certain benefits that such officer was receiving at the time of termination, including, but not limited to, medical and dental coverage, health and accident insurance, and disability and group life insurance. No continuation of salary and benefits are payable under the severance policy if an executive officer dies, retires, or voluntarily terminates employment with Kuhlman. Furthermore, under the severance policy, salary and benefits payable under such severance policy will terminate if an executive officer performs services for a competitor of Kuhlman and will be reduced or eliminated entirely if services are performed for a non-competitor. The severance policy will be administered by the Compensation Committee of the Board of Directors of Kuhlman. As of January 1, 1998, the highest monthly salary for the purpose of determining the severance pay for the Chief Executive Officer and the other three executives covered by the policy was as follows:
Mr. Jepson -- $41,667; Mr. Anderson -- $37,542; Mr. Nagel -- $21,208; and Mr.
Walker -- $21,208. As of February 20, 1996, the severance policy was modified by change of control agreements ("Control Agreements") entered into as of February 20, 1996, between Kuhlman and each of the executive officers referred to in this paragraph (Messrs. Jepson, Anderson, Nagel and Walker). The Control Agreements are for an initial three-year term and are automatically renewable each year thereafter for an additional term of one year unless the Board of Directors elects otherwise, and are designed to encourage the continuity of management in view of the possibility of a change of control (as defined in the Control Agreements). Under the Control Agreements, if a change of control occurs, each executive would be entitled to receive, subject to the right of the Board of Directors of Kuhlman to amend or waive any or all of Kuhlman's payment obligations set forth in the Control Agreements at any time before a change of control occurs, an aggregate amount equal to: (a) three times the executive's current annual base salary, (b) three times the executive's highest annual cash bonus of the past three years, (c) an adjustment of the amount paid to the executive pursuant to the Control Agreements to cover any liability on the part of the executive for excise and income taxes, and (d) continuation of benefits for three years under all of the benefit plans of Kuhlman in effect on the date of the change of control.

     Mr. Dillon and Schwitzer U.S. have been parties to an employment agreement since 1989 which was last amended on February 25, 1995 (as so amended the "Dillon Agreement"). The Dillon Agreement sets forth Mr. Dillon's entitlement to an established annual salary (currently $440,000) as may be increased from time to time by the Board of Directors of Schwitzer U.S., with the oversight of the Kuhlman Compensation Committee, and to benefits under the Schwitzer U.S. benefit plans, and establishes an annual bonus awarded under Schwitzer's Executive Incentive Compensation Program ranging from 0% to 80% of his annual salary, with a par rate equal to 50% of his annual salary, also with the oversight of the Kuhlman Compensation Committee. Pursuant to the Dillon Agreement, Schwitzer U.S. paid Mr. Dillon a lump sum cash payment in the amount of three times his then annual salary and three times his then annual bonus at par level at the Effective Time of the Merger. Schwitzer U.S. may terminate Mr. Dillon's employment at any time and Mr. Dillon may resign such employment at any time. Under the Dillon Agreement, Mr. Dillon will receive all pension, profit sharing, deferred compensation, medical and life insurance benefits under Schwitzer U.S.'s benefit plans for a period ending on the earlier of (a) 18 months after Mr. Dillon's termination or resignation or (b) his 65th birthday.

     Stock Option Plans. Currently there are options outstanding under Kuhlman's 1983 Stock Option Plan ("1983 Plan"), 1986 Stock Option Plan ("1986 Plan"), 1989 Stock Option Plan ("1989 Plan") (formerly a Schwitzer plan), 1994 Stock Option Plan ("1994 Plan") and the Long-Term Incentive Plan approved by stockholders. The Plans provide for such options to be granted to officers and other key executive employees of Kuhlman and its subsidiaries at not less than 100% of the market value of Kuhlman Common Stock (as defined in the Plans) at date of grant and with an expiration no later than ten years from date of grant. Options may be granted currently under the 1994 Plan and the Long-Term Incentive Plan. No new options may be granted under the 1983 or 1986 Plans, but the 1983 Plan and 1986 Plan continue as to outstanding stock options. In conjunction with the Merger, the outstanding stock options under the 1989 Plan were converted into options to purchase Kuhlman Common Stock in accordance with the Exchange Ratio, which were granted to officers and key employees of Schwitzer at the market value of shares of Schwitzer Common Stock at the date of grant. Subsequent to the Merger, no additional options have been or will be granted under the 1989 Plan.



Option/SAR Grants During 1997

     The following table sets forth information on stock options and stock appreciation rights granted during 1997 to the Named Executives.



                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                                                       Potential Realizable Value
                                                                                        At Assumed Annual Rates
                                                                                             of Stock Price
                                                                                        Appreciation for Option/
                                                                                              SAR Term (2)
                                               Individual Grants
                           ---------------------------------------------------------
                                               Percent of
                                                 Total
                               Number of      Options/SARs
                              Securities       Granted to     Exercise
                              Underlying       Employees      or Base
                             Options/SARs        During        Price      Expiration
           Name                 Granted         1997 (1)     Per Share       Date           5%            10%
-------------------------- ----------------  -------------  -----------  -----------  -------------  -------------
  Robert S. Jepson, Jr. ..      100,000(3)        22.3%      $  21.25      2/16/07     $1,338,750     $3,378,750
  Curtis G. Anderson .....       60,000(3)        13.4%         21.25      2/16/07        803,250      2,027,250
  Gary G. Dillon .........       10,000(3)         2.2%         21.25      2/16/07        133,875        337,875
  Vernon J. Nagel ........       40,000(3)         8.9%         21.25      2/16/07        535,500      1,351,500
  Richard A. Walker ......       40,000(3)         8.9%         21.25      2/16/07        535,500      1,351,500


---------
(1) Kuhlman granted options for an aggregate of 449,000 shares.

(2) As required by rules of the Securities and Exchange Commission, potential values stated are based on the prescribed assumption that Kuhlman Common Stock will appreciate in value from the date of grant to the end of the option or SAR term at the annualized rates of 5% and 10% (total appreciation of 63% and 159%), respectively, and therefore are not intended to forecast possible future appreciation, if any, in the price of Kuhlman Common Stock.


(3) These options were granted pursuant to the Long-Term Incentive Plan. The exercise price may be paid by delivery of shares of Kuhlman Common Stock already owned by the optionee. These options became exercisable on October 24, 1997.


Aggregated Option/SAR 1997 Year-End Option/SAR Values

     The following table sets forth certain information on stock options exercised during 1997 by the Named Executives along with the number and dollar value of options/SARs remaining unexercised at December 31, 1997.








       AGGREGATED OPTION EXERCISES IN 1997 AND FY-END OPTION/SAR VALUES
                                                  No. of Securities Underlying    Value of Unexercised In-
                                                    Unexercised Options/SARs       The-Money Options/SARs
                                                      at December 31, 1997          at December 31, 1997
                             Shares
                          Acquired on     Value
Name                        Exercise    Realized   Exercisable   Unexercisable   Exercisable   Unexercisable
------------------------ ------------- ---------- ------------- --------------- ------------- --------------
 Robert S. Jepson, Jr ..          0     $      0    500,000          35,000      $11,586,500     $883,575
 Curtis G. Anderson ....          0            0    260,000          35,000        5,897,144      883,575
 Gary G. Dillon ........      6,095       51,308    180,491           7,212        5,426,159      359,301
 Vernon J. Nagel .......          0            0    130,000          20,000        2,908,550      504,900
 Richard A. Walker .....     11,903      226,138    155,679          20,000        3,801,653      504,900

Long-Term Incentive Plan -- Awards in Last Fiscal Year


                LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST YEAR



                                   Number of Shares, Units or
                                        Other Rights (1)
                             $36.00 Target (2)    $42.00 Target (3)
                                                                        Performance or Other
                                                                       Period Until Maturation
Name                         Shares      Cash     Shares      Cash           or Payment
--------------------------- -------- ----------- -------- ----------- ------------------------
   Robert S. Jepson, Jr. ..  11,092   $208,332    9,220    $208,332        7/31/97-7/30/99
   Curtis G. Anderson .....  11,092    208,332    9,220     208,332        7/31/97-7/30/99
   Gary G. Dillon .........   8,872    166,668    7,376     166,668        7/31/97-7/30/99
   Vernon J. Nagel ........   4,436     83,332    3,688      83,332        7/31/97-7/30/99
   Richard A. Walker ......   4,436     83,332    3,688      83,332        7/31/97-7/30/99


---------

(1) These performance awards were granted on July 31, 1997, pursuant to the Long-Term Incentive Plan. Under these awards, the five Named Executives, along with certain other key employees, would receive, subject to certain vesting requirements, quarterly payouts of stock and cash, if on any date the average, over the 20 consecutive trading days during the performance period shown ending on such date, of the mean between the highest and lowest sales prices per share of Kuhlman Common Stock on the New York Stock Exchange is at least $36.00 and $42.00, respectively.

(2) On October 21, 1997, the Company achieved the $36.00 threshold with quarterly payouts (two-thirds stock and one-third cash) to 25 eligible participants, including the five Named Executives, scheduled to commence April 1, 1998, subject to certain vesting requirements.

(3) On March 6, 1998, the Company achieved the $42.00 threshold with quarterly payouts (two-thirds stock and one-third cash) to 25 eligible participants, including the five Named Executives, scheduled to commence April 1, 1998, subject to certain vesting requirements.

Five-Year Cumulative Total Stockholder Return


     The following indexed graph indicates the total return to Kuhlman's stockholders for the past five years as compared to total return for the Standard & Poor's 500 Composite Index, the Standard & Poor's Electrical Equipment Index, and the Standard & Poor's Manufacturing (Diversified) Index, assuming a common starting point of $100. Kuhlman chose the two industry indices for comparison based on the nature of its product segments: Electrical Products and Industrial Products. Total stockholder return for Kuhlman as well as for the Indexes are determined by adding (a) the cumulative amount of dividends for a given year (assuming dividend reinvestment) and (b) the difference between the share price at the beginning and at the end of the year, the sum of which is then divided by the share price at the beginning of such year. The stock price performance shown on the graph below is not necessarily indicative of future price performance.


                            CUMULATIVE TOTAL RETURN

           Based on reinvestment of $100 beginning December 31, 1992

                     (graph appears here with plot points)

                                          Dec-92   Dec-93    Dec-94     Dec-95      Dec-96     Dec-97
Kuhlman Corp.                              $100      $125      $99        $108      $173        $357
S&P 500(R)                                 $100      $110      $112       $153      $189        $252
S&P Electrical Equipment(R) Index          $100      $121      $122       $171      $232        $325
S&P Manufacturing (Diversified)(R) Index   $100      $121      $126       $177      $244        $290

Principal Stockholders and Beneficial Ownership of Management of Kuhlman

     Management

     The following table sets forth, as of March 1, 1998, the number of shares of Kuhlman Common Stock beneficially owned by each director, each of the Named Executives and all directors and executive officers as a group as well as the percent of class owned by such persons.





                                                     Number of Shares (1)(2)(3)   Percent of Class (4)
                                                    ---------------------------- ---------------------
      Curtis G. Anderson ..........................            349,001           2.1%
      William E. Burch ............................             16,987(5)          *
      Steve Cenko .................................             25,745             *
      Gary G. Dillon ..............................            285,368           1.7%
      Alexander W. Dreyfoos, Jr. ..................             30,768             *
      Robert S. Jepson, Jr. .......................            635,217(5)        3.7%
      William M. Kearns, Jr. ......................             30,000             *
      George J. Michel, Jr. .......................             35,805(5)          *
      Vernon J. Nagel .............................            142,659             *
      Gen. H. Norman Schwarzkopf ..................             15,085             *
      Richard A. Walker ...........................            178,710           1.1%
      All Directors and Executive Officers as a
        Group (11 Persons) ........................          1,745,345           9.8%


---------
*   Less than one percent

(1) Includes shares in Kuhlman's Dividend Reinvestment Plan, the Savings Maximizer Plan, and the TRIP.


(2) Includes shares which the following persons have the right to acquire upon the exercise of stock options as of March 1, 1998, or at any time within 60 days thereafter: Curtis G. Anderson -- 260,000 shares; William E. Burch -- 4,000 shares; Steve Cenko -- 12,973 shares; Gary G. Dillon -- 175,953 shares; Alexander W. Dreyfoos, Jr. -- 4,000 shares; Robert S. Jepson, Jr. -- 500,000 shares; William M. Kearns, Jr. -- 4,000 shares; George J. Michel, Jr. -- 12,973 shares; Vernon J. Nagel -- 130,000 shares; Gen. H. Norman Schwarzkopf -- 4,000 shares; and Richard A. Walker -- 147,642 shares.

(3) Excludes the following grants and awards under the Long-Term Incentive
    Plan: performance awards granted on July 31, 1997, as set forth in the "Long-Term Incentive Plan -- Awards in Last Fiscal Year" table; and stock options granted on February 19, 1998, for 75,000 shares to Curtis G. Anderson; 5,000 shares to Gary G. Dillon; 100,000 shares to Robert S. Jepson, Jr.; 40,000 shares to Vernon J. Nagel; and 40,000 shares to Richard A. Walker.

(4) Each respective individual's shares included in note (2) were deemed to be outstanding as of March 1, 1998, for the purpose of computing the percentage applicable to the person owning such shares but were not deemed to be outstanding for the purpose of computing the percent of class owned by any other person. The total number of shares included in note (2) were deemed to be outstanding for the purpose of computing the percent of class for all directors and executive officers as a group.


(5) Excludes an aggregate of 5,700 shares owned by spouses where beneficial ownership is disclaimed.


     Certain Beneficial Owners

     The following table sets forth the only person known by Kuhlman to own of record or beneficially, as of March 1, 1998, five percent or more of the outstanding Common Stock of Kuhlman.



Name of Person                                         Number of Shares   Percent of Class
----------------------------------------------------- ------------------ -----------------
       The Prudential Insurance Company of America ..  1,279,800(1)      7.7%
        751 Broad Street
        Newark, New Jersey 07102-3777

---------
(1) Based solely on information set forth in a Schedule 13G dated February 10, 1998, filed with the Securities and Exchange Commission.

Related Transactions

     Kuhlman entered into an agreement ("Kearns Agreement") dated as of August 1, 1994, with W.M. Kearns & Co., Inc., a corporation controlled by William M. Kearns, Jr. ("Kearns & Co."), pursuant to which Kearns & Co. serves as a non-exclusive financial advisor to Kuhlman on a part-time basis to assist Kuhlman in developing corporate strategy and arranging acquisition, merger, joint venture, investment or divestiture transactions for Kuhlman. Kearns & Co. will give Kuhlman a "right of first refusal" on all such transactions of which Kearns & Co. becomes aware which appear to fit Kuhlman's acquisition guidelines. The Kearns Agreement had an original term of two years through July 31, 1996. The parties amended the Kearns Agreement to, among other things, extend it for an additional year (until July 31, 1997) and reduce the cash advisory fee from $20,000 each month to $10,416 each month. On July 24, 1997, the parties further amended the Kearns Agreement to reduce the cash advisory fee to $10,000 and also to provide for its automatic extension on a month-to-month basis after July 31, 1997 (subject to termination by Kuhlman at any time prior to the beginning of the next succeeding one-month period). During the term of the Kearns Agreement, as amended, in addition to paying the monthly cash advisory fee of $10,000, Kuhlman will reimburse Kearns & Co. for reasonable out-of-pocket expenses directly related to its activities under the Kearns Agreement in an amount not to exceed $1,000 per month. In 1997, Kearns & Co. was paid $122,912 in cash advisory fees and reimbursed for out-of-pocket expenses in the amount of $5,067. Mr. Kearns serves as a Senior Consultant to Furman Selz LLC, one of the underwriters in Kuhlman's 1997 public offering of 2,500,000 shares of its Common Stock.


                      APPROVAL OF THE KUHLMAN CORPORATION
                         EMPLOYEE STOCK PURCHASE PLAN


     The Board of Directors of Kuhlman has adopted, subject to stockholder approval, the Kuhlman Corporation Employee Stock Purchase Plan (the "Stock Purchase Plan" or the "Plan"). The Board of Directors is requesting stockholder approval thereof. The Board of Directors believes that the Stock Purchase Plan will advance the interests of Kuhlman and its stockholders by providing employees of Kuhlman and its subsidiaries with an opportunity to acquire an ownership interest in Kuhlman through the purchase of shares of Kuhlman Common Stock on favorable terms through payroll deductions, thereby assisting in attracting high caliber personnel to Kuhlman and in retaining and motivating its employees. It is also believed that the Plan will further align the interests of Kuhlman employees with those of Kuhlman stockholders.

     Subject to the limitations imposed by Section 423 of the Internal Revenue Code of 1986, as amended ("Section 423"), any employee of Kuhlman and certain of its subsidiaries, as designated by the Committee administering the Plan, who has attained age 18 is eligible to participate in the Plan. It is estimated that there are currently about 4,200 employees who are or will be eligible to participate in the Stock Purchase Plan.

     The material features of the Stock Purchase Plan are as follows:


     A total of 500,000 shares of Kuhlman Common Stock are reserved for sale under the Plan subject to adjustment as provided in the Plan. The shares to be sold to participants under the Plan may be, at the election of Kuhlman, either treasury shares or shares authorized but unissued and may be derived from shares of Kuhlman Common Stock purchased by Kuhlman.

     Rights to purchase shares of Kuhlman Common Stock will be offered to each eligible employee who participates in the Stock Purchase Plan (a "Participant") through a continuous series of offerings (each, an "Offering"), each beginning on the first business day of the calendar year quarter (the "Offering Date") and terminating on the last business day of the calendar year quarter corresponding to the Offering Date (the "Termination Date"). The initial Offering Date under the Plan, however, may be after the first business day of a calendar year quarter as determined by the Committee. On each Offering Date, each Participant in the Plan is granted, by operation of the Plan, a right to purchase (a "Purchase Right") through payroll deductions up to as many shares of Kuhlman Common Stock (up to a maximum of 500 shares), as are credited to the Participant's account during the Offering.


     No eligible employee will be permitted to purchase shares of Kuhlman Common Stock under the Stock Purchase Plan or any other Section 423 employee stock purchase plans which Kuhlman or any of its subsidiaries may adopt in the future having an aggregate "Fair Market Value" (determined for each share on its Offering Date) in excess of $25,000 in any calendar year. The Fair Market Value of the Kuhlman Common Stock on any date will be the closing price of Kuhlman Common Stock for New York Stock Exchange composite transactions on such date. Additionally, each Participant's payroll deduction may not exceed the lesser of a percentage of his or her compensation as set by the Committee from time to time or $21,250 per calendar year. The purchase price of the shares offered in a given Offering is the lesser of (i) 85% of the Fair

Market Value of one share of Kuhlman Common Stock on the Offering Date or (ii) 85% of the Fair Market Value of a share of Kuhlman Common Stock on the Termination Date (the "Purchase Right Price").


     A Participant may withdraw from the Plan prior to the end of the business day on the Termination Date of any Offering. No Participant will have any interest in any Kuhlman Common Stock subject to a Purchase Right until the Purchase Right has been exercised and at such point the interest will be strictly that of a purchaser of Kuhlman Common Stock. Upon termination or notice of termination of a Participant's employment for any reason, any payroll deductions authorized by the Participant will cease immediately. Thereafter, any payroll deductions that were previously accumulated in the Participant's account prior to termination or notice of termination will be applied toward the exercise of the Purchase Right then outstanding unless the Participant withdraws from the Plan as provided above.

     Neither payroll deductions credited to a Participant's account nor any rights in relation to the exercise of a Purchase Right or the receipt of shares of Kuhlman Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of except that, in the event of the death of a Participant while cash or Kuhlman Common Stock is held for his or her account under the Plan, such shares of Kuhlman Common Stock and/or cash will be delivered to the Participant's executor or administrator or if no such executor or administrator has been appointed, Kuhlman, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to Kuhlman, then to such other person as Kuhlman may designate.

     The Stock Purchase Plan will be administered by the Employee Stock Purchase Plan Committee (the "Committee"). Members of the Committee are appointed from time to time by the Board of Directors, serve at the pleasure of the Board, and may resign at any time upon written notice to the Board. The Committee has full power to administer the Plan including the power to (i) adopt and apply such rules and regulations as the Committee deems necessary or proper for the administration of the Plan, (ii) limit the amount of payroll deductions, and (iii) interpret the Plan and decide all questions concerning the Plan. The Committee may at any time amend the Plan to the extent it deems necessary or appropriate in light of, and consistent with, Section 423; provided that any amendment that either changes the composition, function or duties of the Committee or modifies the terms and conditions pursuant to which Purchase Rights are granted under the Stock Purchase Plan must be approved by the Board.

     The Board of Directors may amend any and all provisions of the Stock Purchase Plan except that no amendment adopted by either the Committee or the Board shall be effective, without approval of the stockholders of the Company, if stockholder approval of the amendment is then required pursuant to Rule 16b-3 under the Securities Exchange Act of 1934 or Section 423. The Board may terminate the Plan or the granting of Purchase Rights under the Plan at any time except that the Board cannot modify, cancel or amend any outstanding Purchase Right granted before such termination unless the affected Participant consents in writing. The Plan will be effective as soon as practicable following adoption by the stockholders but no later than October 1, 1998.

     The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423. If the Stock Purchase Plan so qualifies, a Participant will generally not recognize any income for federal income tax purposes either on the grant of a Purchase Right or upon the issuance of any shares of Kuhlman Common Stock under the Stock Purchase Plan.

     If a Participant disposes of shares acquired under the Stock Purchase Plan (other than a transfer by reason of death) within a period of two years from the Offering Date of the Offering in which the shares were acquired, an amount (not less than zero) equal to the fair market value of each share on the Termination Date minus the Purchase Right Price will be treated as ordinary income for federal income tax purposes in the taxable year in which the disposition takes place. The amount realized upon such disposition of a share minus the fair market value of such share on the Termination Date will constitute long-term capital gain or loss if the disposition occurs more than one year after the Termination Date and short-term capital gain or loss if the disposition occurs one year or less after the Termination Date.

     If a Participant disposes of any shares acquired under the Stock Purchase Plan more than two years after the Offering Date of the Offering in which such shares were acquired (or if no disposition has occurred by the time of the Participant's death) an amount (not less than zero) equal to the lesser of (a) the fair market value of the shares at the time of disposition (or death) minus the Purchase Right Price, or (b) the fair market value of the shares on the Offering Date of the Offering in which the shares were acquired minus the Purchase Right Price will be recognized as ordinary income and may be subject to wage withholding. The amount realized upon such disposition of a share minus the Purchase Right Price (adjusted to reflect any income recognized as described in the preceding sentence) will constitute long-term capital gain or loss. With respect to a transfer of such shares upon death, any remaining gain or loss will not be recognized. However, a subsequent sale or exchange of such shares by a Participant's estate or the person receiving such shares by reason of the Participant's death may result in capital gain or loss.

     No income tax deduction ordinarily is allowed to Kuhlman with respect to the grant of any Purchase Right, the issuance of any shares of Kuhlman Common Stock under the Stock Purchase Plan or the disposition of any shares acquired under the Stock Purchase Plan and held for two years. However, if a Participant disposes of shares purchased under the Stock Purchase Plan within two years after the Offering Date of the Offering in which the shares were acquired, Kuhlman is entitled to receive an income tax deduction in the year of such disposition in an amount equal to the amount constituting ordinary income to the Participant.

     On March 23, 1998, the closing sale price per share of Kuhlman Common Stock on the New York Stock Exchange as reported in The Wall Street Journal was $48 15/16.


     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN.


                       APPROVAL OF AMENDMENT TO KUHLMAN
                         CERTIFICATE OF INCORPORATION


     The Certificate of Incorporation of Kuhlman (the "Certificate") currently authorizes the issuance of 20,000,000 shares of Kuhlman Common Stock. As of March 1, 1998, there were only 857,131 shares of Kuhlman Common Stock remaining for issuance, with 16,605,991 shares issued and outstanding, and 2,536,878 shares reserved for issuance pursuant to Kuhlman's existing stock based plans. The Board of Directors believes that the Amendment will provide long-term advantages to Kuhlman and its stockholders. The passage of the Amendment might enable Kuhlman to pursue acquisitions or enter into transactions which the Board of Directors believes provide the potential for growth and profit. Additional authorized shares could also be used to raise cash through sales of stock to public and private investors with such cash being usable to reduce debt. If additional shares are available, transactions dependent upon the issuance of additional shares would be less likely to be undermined by delays and uncertainties occasioned by the need to obtain stockholder authorization prior to the consummation of such transactions. The ability to issue shares, as deemed in Kuhlman's best interests by the Board of Directors, will also permit Kuhlman to avoid the expenses which are incurred in holding certain special stockholders' meetings which may be necessitated if additional shares are unavailable. Accordingly, the Board of Directors believes it is advisable that the Certificate be amended to increase the number of shares of Kuhlman Common Stock that Kuhlman shall have the authority to issue to 40,000,000.

     If the proposal is approved, additional authorized shares may be issued without further action by stockholders of Kuhlman (subject to rules of the NYSE that could require stockholder approval to issue such stock). The possible issuance of the additional shares of Kuhlman Common Stock authorized by the Amendment and the lack in the Certificate of a provision for cumulative voting in the election of directors could impede efforts by a third party to obtain control of Kuhlman. The issuance of additional shares would also dilute the percentage ownership interests of present stockholders and could dilute the ownership interests of a party seeking to obtain control of Kuhlman. The Board of Directors has no present plans to adopt any additional amendments to Kuhlman's Bylaws or to recommend that Kuhlman's stockholders approve any other amendments to the Certificate that could reasonably be expected to dilute the interests of the present stockholders. Furthermore, except for Kuhlman's existing stock based plans, there are no agreements, arrangements, plans, understandings or pending negotiations regarding the issuance of any such additional authorized but unissued shares. The Amendment is not the result of management's knowledge of any specific effort to accumulate Kuhlman's securities or to obtain control of Kuhlman by means of a merger, tender offer, proxy solicitation in opposition to management or otherwise. Kuhlman is not submitting the Amendment to enable it to frustrate any efforts by another party to acquire a controlling interest or to seek Board representation. Under the Certificate the stockholders of Kuhlman have no pre-emptive rights with respect to the issuance of authorized but unissued shares.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT.


                      RATIFICATION OF THE APPOINTMENT OF
                        ARTHUR ANDERSEN LLP BY KUHLMAN

     Pursuant to a recommendation of the Audit Committee of the Board of Directors, Arthur Andersen LLP has been re-appointed by the Board of Directors to serve as the independent auditors for Kuhlman for the year ending December 31, 1998, subject to stockholder ratification at the Annual Meeting. A representative of Arthur Andersen LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions by stockholders. If such appointment is not ratified, the Board of Directors will appoint another firm as Kuhlman's independent auditors for the year ending December 31, 1998.


                             STOCKHOLDER PROPOSALS


     Any proposal which a stockholder of Kuhlman intends to present at the 1999 Annual Meeting of Stockholders of Kuhlman must be received by Kuhlman at its principal executive offices on or before November 25, 1998, to be eligible for inclusion in Kuhlman's proxy statement and proxy form relating to such meeting.


                                        By Order of the Board of Directors,



                                        RICHARD A. WALKER
                                        Secretary

     A stockholder may receive, without charge, a copy of the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 required to be filed with the Securities and Exchange Commission by written request to Richard A. Walker, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary, Kuhlman Corporation, 3 Skidaway Village Square, Savannah, Georgia 31411.

                                   APPENDIX A

                           **************************


P R O X Y                  KUHLMAN CORPORATION                        P R O X Y



                 PROXY FOR SHARES OF COMMON STOCK SOLICITED ON
            BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING
                 OF STOCKHOLDERS TO BE HELD ON APRIL 23, 1998

The undersigned hereby appoints Robert S. Jepson, Jr., Curtis G. Anderson, Vernon J. Nagel and Richard A. Walker, and each of them, proxies with power of substitution and revocation, acting by majority of those present and voting, or if only one is present and voting then that one, to vote, as designated on the reverse side hereof, all of the shares of stock of KUHLMAN CORPORATION which the undersigned is entitled to vote, at the annual meeting of stockholders to be held at the Hyatt Regency Savannah, 2 West Bay Street, Savannah, Georgia on April 23, 1998, at 9:30 a.m., Savannah time, and at any adjournment thereof, with all the powers the undersigned would possess if present.

     PLEASE VOTE, SIGN AND DATE ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES LISTED UNDER
ITEM 1 AND FOR ITEMS 2, 3 AND 4.


                  (Continued and to be signed on reverse side)

                              KUHLMAN CORPORATION
      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  [X]


THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" EACH OF THE
           NOMINEES LISTED UNDER ITEM 1 AND "FOR" ITEMS 2, 3, AND 4.

                                                                                        For All
                                                                    For     Withheld     Except
1. Election of Directors: Curtis G. Anderson, William E. Burch,
   Alexander W. Dreyfoos, Jr., and General H. Norman Schwarzkopf.   [ ]        [ ]        [ ]

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below and mark the oval "For All
Except")______________________________________________________________________

                                                                    For      Against    Abstain

2. Kuhlman Corporation Employee Stock Purchase Plan                 [ ]        [ ]        [ ]

3. Amendment to the Certificate of Incorporation of Kuhlman         For      Against    Abstain
   Corporation to increase the number of authorized shares          [ ]        [ ]        [ ]
   of Kuhlman Corporation common stock.

4. Ratification of the selection of Arthur Andersen LLP as
   independent auditors for Kuhlman Corporation and its              For      Against    Abstain
   subsidiaries for the year ending December 31, 1998.               [ ]        [ ]        [ ]

5. Upon any other matter that may properly come before the meeting.


   Dated:_______________________________________________________, 1998

   Signature__________________________________________________________

   Signature__________________________________________________________

   NOTE: Please sign exactly as name appears hereon. For joint accounts, both owners should sign. When signing as executor, administrator, attorney, trustee or guardian, etc. please sign your full title.

                                   APPENDIX B

                KUHLMAN CORPORATION EMPLOYEE STOCK PURCHASE PLAN

                KUHLMAN CORPORATION EMPLOYEE STOCK PURCHASE PLAN


                                Table of Contents

Section                                                                     Page

1.       Purpose.............................................................  1

2.       Definitions.........................................................  1

3.       Plan Administration.................................................  3
         (a)      Committee Members..........................................  3
         (b)      Powers and Duties of the Committee.........................  3
         (c)      Committee Action...........................................  4
         (d)      Exoneration of Committee Members...........................  4

4.       Eligibility to Participate in Offerings.............................  4

5.       Offerings...........................................................  5

6.       Participation in Offerings..........................................  5

7.       Payroll Deductions..................................................  5

8.       Grant of Purchase Rights............................................  6

9.       Exercise of Purchase Rights.........................................  6

10.      Delivery............................................................  7

11.      Withdrawal; Termination of Employment...............................  7

12.      Interest............................................................  8

13.      Stock Subject to the Plan...........................................  8

14.      Disposition Upon Death..............................................  9

15.      Transferability.....................................................  9

16.      Share Transfer Restrictions.........................................  9

17.      Amendment or Termination............................................ 10

18.      Notices............................................................. 10

19.      Effective Date of Plan.............................................. 10

20.      Miscellaneous....................................................... 10
         (a)      Headings and Gender........................................ 10
         (b)      Governing Law.............................................. 10
         (c)      Plan Not A Contract of Employment.......................... 11



                                       ii

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                KUHLMAN CORPORATION EMPLOYEE STOCK PURCHASE PLAN

1. Purpose. The purpose of this Kuhlman Corporation Employee Stock Purchase Plan (the "Plan") is to advance the interests of Kuhlman Corporation, a Delaware corporation (the "Company"), and its shareholders by providing Eligible Employees (as defined in section 2(g) below) of the Company and its Designated Subsidiaries (as defined in section 2(f) below) with an opportunity to acquire an ownership interest in the Company by purchasing Common Stock of the Company on favorable terms through payroll deductions. It is the intention of the Company that the Plan, as applied to Employees resident in the United States of America, qualify as an "employee stock purchase plan" under section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of section 423 of the Code. If the Plan is extended to an Employee resident in a country other than the United States of America, the Plan shall not be subject to section 423 of the Code and the terms of the Plan may be subject to an appendix to the Plan corresponding to the Employee's resident country.

2.       Definitions.

         (a)      "Board" means the Board of Directors of the Company.

         (b) "Business Day" means a day when the New York Stock Exchange is open for trading.

         (c) "Common Stock" means the common stock, par value $1.00 per share, of the Company, or the number and kind of shares of stock or other securities into which such common stock may be changed in accordance with section 13 of the Plan.

         (d) "Committee" means the entity administering the Plan, as provided in section 3 below.

         (e) "Compensation" means the total cash compensation, including salary, wages, overtime pay, and bonuses, paid to an Eligible Employee by reason of his employment with the Employer (determined prior to any reduction thereof by operation of a salary reduction election under a plan described in section 401(k) of the Code or section 125 of the Code), as reported on IRS Form W-2, but excluding any amounts not paid in cash which are required to be accounted for as imputed income on IRS Form W-2, any reimbursements of expenses and amounts under stock incentives or stock options.

         (f) "Designated Subsidiary" means a Subsidiary that has been designated by the Committee from time to time, in its sole discretion, as eligible to participate in the Plan.



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         (g)      "Eligible Employee" means, with respect to any Offering, an individual who is an Employee at all times during the period beginning three (3) months before the Offering Date and ending on the Offering Date.

         (h) "Employee" means any person, including an Insider, who has attained age 18 and is employed by the Company or one of its Designated Subsidiaries.

         (i) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         (j) "Fair Market Value" means, with respect to any share of Common Stock, as of any date under the Plan, the closing price of the Common Stock on the New York Stock Exchange composite transactions on a particular date.

         (k) "Insider" means any Participant who is subject to section 16 of the Exchange Act.

         (l) "Offering" means any of the offerings to Participants of Purchase Rights (as defined in Section 8) to purchase Common Stock under the Plan, each beginning on the first Business Day of a calendar year quarter and continuing until the last Business Day of such quarter, as described in section 5 below.

         (m) "Offering Date" means the first day of the period of an Offering under the Plan, as described in section 5 below.

         (n) "Participant" means an Eligible Employee who elects to participate in Offerings under the Plan pursuant to section 6 below.

         (o) "Purchase Right Price" means the lesser of: (i) 85% of the Fair Market Value of one share of Common Stock on the Offering Date, or (ii) 85% of the Fair Market Value of one share of Common Stock on the Termination Date the definition of which, for purposes of this subsection 2(o) only, shall be subject to Treas. Reg. ss.1.421-7(f).

         (p)      "Securities Act" means the Securities Act of 1933, as amended.

         (q) "Subsidiary" means any corporation, other than the Company, in an unbroken chain of corporations, beginning with the Company, if, at the time a Purchase Right is granted under the Plan, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         (r) "Termination Date" means the last day of the period of an Offering under the Plan, as described in section 5 below.

3.       Plan Administration.

         (a) Committee Members. The administration of the Plan shall be under the supervision of the committee for the Plan (the "Committee") appointed by the Board from time to time. Members of the Committee shall serve at the pleasure of the Board and may be removed by the Board at any time without prior written notice. A Committee member may resign by giving written notice to the Board.

         (b) Powers and Duties of the Committee. The Committee will have full power to administer the Plan in all of its details, subject to the requirements of applicable law. For this purpose, the Committee's powers will include, but will not be limited to, the following authority, in addition to all other powers provided by this Plan:

                  (i) To adopt and apply, in a uniform and nondiscriminatory manner to all persons similarly situated, such rules and regulations as it deems necessary or proper for the efficient and proper administration of the Plan, including the establishment of any claims procedures that may include a requirement that all disputes that cannot be resolved between a Participant and the Committee will be subject to binding arbitration;

                  (ii) To interpret the Plan and decide all questions concerning the Plan, such as the eligibility of any person to participate in the Plan, and the respective benefits and rights of Participants and others entitled thereto and the exclusive power to remedy ambiguities, inconsistencies or omissions in the terms of the Plan;

                  (iii) To appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan;

                  (iv) To allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan;

                  (v) To prescribe such forms as may be necessary or appropriate for Employees to make elections under the Plan or to otherwise administer the Plan; and

                  (vi) To do such other acts as it deems necessary or appropriate to administer the Plan in accordance with its terms, or as may be provided for or required by law.

         (c) Committee Action. The certificate of a Committee member designated by the Committee that the Committee has taken or authorized any action shall be conclusive in favor of any person relying on, or subject to, the certificate. Any interpretation of the Plan, and any decision on any matter within the discretion of the Committee, made by the Committee in good faith shall be final and binding on all persons. A majority of the members of the Committee shall constitute a quorum. The Committee shall act by majority approval of the members and shall keep minutes of its meetings. Action of the Committee may be taken without a meeting if unanimous written consent is given. Copies of minutes of the Committee's meetings and of its actions by written consent shall be kept with the corporate records of the Company.

         (d) Exoneration of Committee Members. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Purchase Right granted under it. The Company hereby agrees to indemnify, defend and hold harmless, to the fullest extent permitted by law, any Committee member against any and all liabilities, damages, costs and expenses (including attorneys' fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission was not due to the gross negligence or willful misconduct of the Committee member.

4.       Eligibility to Participate in Offerings.

         (a) An Eligible Employee is entitled to participate in Offerings in accordance with sections 5 and 6, beginning with the Offering Date after an Employee first becomes an Eligible Employee, subject to the limitations imposed by section 423 of the Code.

         (b)      Notwithstanding any provisions of the Plan to the contrary:
                  (i) no Employee shall be granted a Purchase Right under the Plan if immediately after the grant, such Employee (or any other person whose stock ownership would be attributed to such Employee pursuant to section 424(d) of the Code) would own shares of Common Stock and/or hold outstanding options to purchase shares of Common Stock possessing 5% or more of the total combined voting power or value of all classes of shares of the Company or of any Subsidiary; and (ii) the ability of an Eligible Employee who is an Insider to participate in Offerings under the Plan may be limited by the Committee to the extent necessary to comply with Rule

                  16b-3 of the Exchange Act (17 CFR ss.240.16b-3).

5. Offerings. Purchase Rights to purchase shares of Common Stock shall be offered to Participants under the Plan through a continuous series of Offerings, each beginning on the first Business Day of a calendar year quarter (the "Offering Date"), and each Offering shall terminate on the last Business Day of a calendar year quarter corresponding to the Offering Date (the "Termination Date"). The Committee may designate that the first Offering under the Plan, however, have an Offering Date after the beginning of a calendar year quarter. Offerings under the Plan shall continue until either (a) the Committee decides, in its sole discretion, that no further Offerings shall be made because the Common Stock remaining available under the Plan is insufficient to make an Offering to all Eligible Employees, or (b) the Plan is terminated in accordance with section 17 below. Notwithstanding the foregoing, Offerings will be limited under the Plan so that no Eligible Employee will be permitted to purchase shares of Common Stock under all "employee stock purchase plans" (within the meaning of section 423 of the Code) of the Company and its Subsidiaries in excess of $25,000 of the Fair Market Value of such shares of Common Stock (determined at the time of an Offering Date) for each calendar year in which an Offering is outstanding at any time.

6.       Participation in Offerings.

         (a) An Eligible Employee may participate in Offerings under the Plan by completing a subscription agreement authorizing payroll deductions on the form provided by the Company (the "Participation Form") and filing the Participation Form with the Company (pursuant to such standards or procedures as are established by the Committee) at least 15 days before the Offering Date of the first Offering in which such Employee wishes to participate.

         (b) Except as provided in section 7(a) below, payroll deductions for a Participant shall begin with the first payroll following the applicable Offering Date, and shall continue until the Plan is terminated, subject to earlier termination by the Participant as provided in section 11 below or increases or decreases by the Participant in the amount of payroll deductions as provided in section 7(c) below.

7.       Payroll Deductions.

         (a) By completing and filing a Participation Form, an Eligible Employee shall elect to have payroll deductions withheld from his total Compensation on each paydate (including paydates covering regular payroll, commissions and bonuses) during the time he is a Participant in the Plan in such amount as he shall designate on the Participation Form; provided, however, that: (i) payroll deductions must be in such percentages or whole dollar amounts, as determined by rules established by the Committee which may change from time to time to provide for the efficient administration of the Plan; (ii) the Committee may establish rules limiting the amount of an Eligible Employee's Payroll Deductions, except that any percentage or dollar limitation must apply uniformly to all Eligible Employees;
                  (iii) and each Participant's payroll deductions must be equal to at least the minimum percentage or dollar amount established by the Committee from time to time, but no more than $21,250 (U.S.) per calendar year.

         (b) All payroll deductions authorized by a Participant shall be credited to an account established under the Plan for the Participant. The funds represented by such account shall be held as part of the Company's general assets, usable for any corporate purpose, and the Company shall not be obligated to segregate such funds. A Participant may not make any separate cash payment or contribution to such account.

         (c) No increases or decreases of the amount of payroll deductions for a Participant may be made during an Offering. A Participant may increase or decrease the amount of his payroll deductions under the Plan for subsequent Offerings by completing an amended Participation Form and filing it with the Company (pursuant to such standards and procedures established by the Committee) not less than 15 days prior to the Offering Date as of which such increase or decrease is to be effective.

         (d) A Participant may discontinue his participation in the Plan at any time as provided in section 11 below, and subject to Rule 16b-3 of the Exchange Act.

8. Grant of Purchase Rights. On each Offering Date, each Participant shall be granted (by operation of the Plan) a right to purchase (a "Purchase Right"), at the Purchase Right Price, as many shares of Common Stock as he will be able to purchase with the payroll deductions credited to his account during his participation in the Offering beginning on such Offering Date. The maximum number of shares of Common Stock that an Employee may purchase under an Offering may not exceed 500 (as may be adjusted from time to time under section 13(b)), but subject to the other terms and conditions of the Plan.

9.       Exercise of Purchase Rights.

         (a) Unless a Participant gives written notice to the Company as provided in subsection 9(c) below or withdraws from the Plan pursuant to section 11 below, his Purchase Rights for shares of Common Stock granted under an Offering will be exercised automatically at the Termination Date of such Offering for the purchase of the number of shares of Common Stock that the accumulated payroll deductions in his account on such Termination Date will purchase at the applicable Purchase Right Price.

         (b) No Participant (or any person claiming through such Participant) shall have any interest in any Common Stock subject to a Purchase Right under the Plan until such Purchase Right has been exercised, at which point such interest shall be limited to the interest of a purchaser of the Common Stock purchased upon such exercise pending the delivery of such Common Stock in accordance with section 10 below. During his lifetime, a Participant's Purchase Rights for shares of Common Stock under the Plan is exercisable only by him.

         (c) By written notice to the Company prior to the end of the Business Day on a Termination Date corresponding to an Offering, a Participant may elect, effective on such Termination Date, to withdraw all of the accumulated payroll deductions in his account as of the Termination Date (which will also constitute a notice of termination and withdrawal pursuant to section 11(a)). However, the preceding sentence shall not apply to an Insider if the withdrawal would constitute a "Discretionary Transaction" (within the meaning of Rule 16b-3(b)(1)) that is not an exempt transaction under Rule 16b-3(f).

10. Delivery. As promptly as practicable after the Termination Date of each Offering, the Company will issue or cause to be issued the shares of Common Stock purchased upon exercise of a Participant's Purchase Rights granted for such offering, to a brokerage firm (designated by the Company) that has rights to execute trades on the New York Stock Exchange.

11.      Withdrawal; Termination of Employment.

         (a) Except as provided in Section 9, a Participant may terminate his participation in the Plan and withdraw all, but not less than all, the payroll deductions credited to his account under the Plan at any time prior to the end of the Business Day on a Termination Date corresponding to an Offering, by giving written notice to the Company. Such notice shall state that the Participant wishes to terminate his involvement in the Plan, specify a Termination Date and request the withdrawal of all of the Participant's payroll deductions held under the Plan. All of the Participant's payroll deductions credited to his account will be paid to him as soon as practicable after the Termination Date specified in the notice of termination and withdrawal (or, if no such date is specified, as soon as practical after receipt of his notice of termination and withdrawal), and his Purchase Rights for such Offering will be automatically canceled, and no further payroll deductions for the purchase of shares of Common Stock will be made for such Offering or for any subsequent offering, except in accordance with a new Participation Form filed pursuant to section 6 above.

         (b) Upon termination, or notice of termination, of a Participant's employment for any reason, including retirement or death, any payroll deductions authorized under section 7 shall be cancelled immediately. Thereafter, any payroll deductions that were previously accumulated in the Participant's account prior to his termination or notice of termination will be applied in accordance with the provisions of Section 9. However, if a termination of employment precludes an Employee from being classified as an Eligible Employee with respect to an Offering, then the payroll deductions accumulated in his account will be returned to him as soon as practicable after such termination or, in the case of his death, to the person or persons entitled thereto under section 14 below, and his Purchase Rights will be automatically canceled. For purposes of the Plan, the termination date of employment shall be the Participant's last date of actual employment and shall not include any period during which such Participant receives any severance payments. A transfer of employment between the Company and a Designated Subsidiary or between one Designated Subsidiary and another Designated Subsidiary, or absence or leave approved by the Company, shall not be deemed a termination of employment under this subsection 11(b).

         (c) A Participant's termination and withdrawal pursuant to subsection 11(a) above will not have any effect upon his eligibility to participate in a subsequent Offering by completing and filing a new Participation Form pursuant to section 6 above or in any similar plan that may hereafter be adopted by the Company; provided, however, that, unless otherwise permitted by the Committee in its sole discretion, an Insider may be precluded from reparticipating in the Plan to the extent necessary to comply with Rule 16b-3.


12. Interest. No interest shall accrue on a Participant' s payroll deductions under the Plan.

13.      Stock Subject to the Plan.

         (a) The maximum number of shares of Common Stock that shall be reserved for sale under the Plan shall be 500,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in subsection (b) below. The shares to be sold to Participants under the Plan may be, at the election of the Company, either treasury shares or shares authorized but unissued and may be derived from shares of Common Stock purchased by the Company. If the total number of shares of Common Stock that would otherwise be subject to Purchase Rights granted pursuant to section 8 above on any Termination Date exceeds the number of shares then available under the Plan (after deduction of all shares for which Purchase Rights have been exercised or are then outstanding), the Company shall make a pro rata allocation of the shares of Common Stock remaining available for issuance in as uniform and equitable a manner as is practicable. In such event, the Company shall give written notice of such reduction of the number of shares subject to Purchase Rights to each Participant affected thereby and shall return any excess funds accumulated in each

                  Participant's account as soon as practicable after the Termination Date of such Offering.

         (b) If any Purchase Right under the Plan is exercised after any Common Stock dividend, split-up, recapitalization, merger, consolidation, combination or exchange of Common Stock or the like, occurring after the shareholders of the Company approve the Plan, the number of shares of Common Stock to which such Purchase Right shall be applicable and the Purchase Right Price for such Common Stock shall be appropriately adjusted by the Company.

14.      Disposition Upon Death.

         (a) If a Participant dies, shares of Common Stock and/or cash, if any, attributable to the Participant's account under the Plan (when cash or shares of Common Stock are held for his account) shall be delivered to the executor or administrator of the estate of the Participant; or, if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares of Common Stock and/or cash to the spouse or to any one or more dependents or relatives of the Participant; or, if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15. Transferability. Neither payroll deductions credited to a Participant's account nor any rights relating to the exercise of a Purchase Right or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in section 14 above) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with section 11(a) above.

16.      Share Transfer Restrictions.

         (a) Shares of Common Stock shall not be issued under the Plan unless such issuance is either registered under the Securities Act and applicable state securities laws or is exempt from such registrations.

         (b) Shares of Common Stock issued under the Plan may not be sold, assigned, transferred, pledged encumbered, or otherwise disposed of (whether voluntarily or involuntarily) except pursuant to registration under the Securities Act and applicable state securities laws, or pursuant to exemptions from such registrations.

         (c) Notwithstanding any other provision of the Plan or any documents entered into pursuant to the Plan and except as permitted by the Committee in its sole discretion, any shares of Common Stock issued to a Participant who is an Insider may not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of for a six-month period until after the Purchase Right Price is determined on or after the Termination Date corresponding to the Offering with respect to which they were issued.

17. Amendment or Termination. The Plan may be amended by the Committee from time to time to the extent that the Committee deems necessary or appropriate in light of, and consistent with, section 423 of the Code; provided, however, that any amendment that either changes the composition, function or duties of the Committee or modifies the terms and conditions pursuant to which Purchase Rights are granted hereunder must be approved by the Board. The Board also may terminate the Plan or the granting of Purchase Rights pursuant to the Plan at any time; provided, however, that the Board shall not have the right to modify, cancel, or amend any outstanding Purchase Right granted pursuant to the Plan before such termination unless each Participant consents in writing to such modification, amendment or cancellation. The Plan shall terminate automatically if it is not approved by the shareholders of the Company, in accordance with Treas. Reg. ss.1.423-2(c), within 12 months of its adoption by the Company. Notwithstanding the foregoing, no amendment adopted by either the Committee or the Board shall be effective, without approval of the shareholders of the Company, if shareholder approval of the amendment is then required pursuant to Rule 16b-3 under the Exchange Act or any successor rule or section 423 of the Code.

18. Notices. All notices or other communications by a Participant to the Company in connection with the Plan shall be deemed to have been duly given when received by the Secretary of the Company or by any other person designated by the Company for the receipt of such notices or other communications, in the form and at the location specified by the Company.

19. Effective Date of Plan. The Plan shall be effective as of a date determined by the Committee, but subject to the shareholder approval requirement, no later than October 1, 1998. The Plan has been adopted by the Board subject to shareholder approval, and prior to shareholder approval shares of Common Stock issued under the Plan are subject to such approval.

20.      Miscellaneous.

         (a) Headings and Gender. The headings to sections in the Plan have been included for convenience of reference only. The masculine pronoun shall include the feminine and the singular the plural, whenever appropriate. Except as otherwise expressly indicated, all references to sections in the Plan shall be to sections of the Plan.

         (b) Governing Law. The Plan shall be interpreted and construed in accordance with the internal laws of the State of Delaware to the extent that such laws are not superseded by the laws of the United States of America.

         (c) Plan Not A Contract of Employment. The Plan does not constitute a contract of employment and participation in the Plan does not give any Employee or Participant the right to be retained in the employ of the Company or a Designated Subsidiary, nor give any person a right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.